Exhibit 10.10

FIRST NIAGARA BANK
CHANGE IN CONTROL SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

(Adopted November 6, 2014, effective as of January 1, 2015)
ARTICLE 1
ADOPTION, Purpose & EFFECTIVE DATE

Section 1.1    Adoption & Purpose. First Niagara Bank, N.A. (the “Bank”) hereby establishes this First Niagara Bank Change in Control Severance Plan (the “Plan”). The purpose of the Plan is to provide severance benefits to the Bank’s employees as delegated by the CEO and provided in Appendix A (other than the Bank’s Chief Executive Officer and the other senior executives who are members of the Bank’s Management Committee) who are designated as participants in the Plan by the Bank’s Chief Executive Officer in the event of a qualifying termination of the designated employee following a change in control, all as set forth herein. This document also serves as the summary plan description for the Plan.

Section 1.2    Effective Date. The Plan was adopted by the Bank on November 6, 2014, effective January 1, 2015 (the “Effective Date”), and except as otherwise provided herein, the Plan will apply to qualifying terminations of employment that follow a change in control and that occur on or after the Effective Date, in accordance with the terms hereof.

ARTICLE 2
DEFINITIONS

Section 2.1     Definitions. As used in the Plan, the following terms will have the respective meanings set forth below, and other capitalized terms used in the Plan will have the respective meanings given such capitalized terms in the Plan:
(a)“Affiliate” of a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under current control with, the Person specified.

(b)“Board” means the Board of Directors of the Bank.

(c)“CEO” means the Chief Executive Officer of the Bank.

(d)“Change in Control” means:

(i)any acquisition or series of acquisitions by any Person other than FNFG, the Bank or any of their Affiliates, any employee benefit plan of FNFG, the Bank or any of their Affiliates, or any Person holding common shares of FNFG or the Bank for or pursuant to the terms of such an employee benefit plan, that results in that Person becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of FNFG or the Bank, representing 30% or more of either the then outstanding shares of the common stock of FNFG or the Bank, as applicable (“Outstanding Common Stock”), or the combined voting power of FNFG’s or the Bank’s then outstanding securities entitled to then vote generally in the election of its directors (“Outstanding Voting Securities”), except that any such acquisition of Outstanding Common Stock or Outstanding Voting Securities will not constitute a Change in Control while that Person does not exercise the voting power of its Outstanding Common Stock or otherwise exercise control with respect to any matter concerning or affecting FNFG, the Bank or any of their Affiliates, or Outstanding Voting Securities, and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Common Stock necessary to reduce its beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Outstanding Common Stock to below 30%;

(ii)    at the time when, during any period not longer than 24 consecutive months, the directors who at the beginning of that 24-month period constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this Section 2.1(d)(ii), each director who is first elected by the Board (or first nominated by the Board for election by the stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the 24-month period will be deemed to have also been a director at the beginning of such 24-month period, excluding any director approved in connection with an actual or threatened proxy contest or any other actual or threatened solicitation of proxies;

(iii)    at the time when, during any period not longer than 24 consecutive months, the directors who at the beginning of that 24-month period constitute the Board of Directors of FNFG cease for any reason to constitute at least a majority of the Board of Directors of FNFG; provided, however, that for purposes of this Section 2.1(d)(iii), each director who is first elected by the Board of Directors of FNFG (or first nominated by the Board of Directors of FNFG for election by the stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the 24-month period will be deemed to have also been a director at the beginning of such 24-month period, excluding any director approved in connection with an actual or threatened proxy contest or any other actual or threatened solicitation of proxies; or

(iv)    the approval by the stockholders of FNFG or the Bank of:

(A)a dissolution or liquidation of FNFG or the Bank;

(B)a sale of all or substantially all of the assets or earning power of FNFG or the Bank, respectively, taken as a whole (with the stock or other ownership interests of FNFG or the Bank in any of their respective Affiliates constituting assets of FNFG or the Bank, respectively, for this purpose) to a Person that is not an Affiliate of FNFG or the Bank, respectively (for purposes of this subsection, “sale” means any change of ownership); or

(C)an agreement of FNFG or the Bank to merge or consolidate or otherwise reorganize, with or into one or more Persons that are not Affiliates of FNFG or the Bank, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after any such merger, consolidation or reorganization are, or will be, owned, directly or indirectly, by stockholders of FNFG or the Bank, respectively, immediately before such merger, consolidation or reorganization (assuming for purposes of that determination that there is no change in the record ownership of FNFG’s or the Bank’s securities, respectively, from the record date for that approval until that merger, consolidation or reorganization and that those record owners hold no securities of the other parties to that merger, consolidation or reorganization), but including in that determination any securities of the other parties to that merger, consolidation or reorganization held by Affiliates.

(e)    “CIC Protection Period” means the 24-month period beginning on the date on which the Change in Control occurs.

(f)    “Code” means the Internal Revenue Code of 1986, as amended.

(g)    “Committee” means the Employee Benefits Administration Committee, or such other committee appointed by the Compensation Committee of the Board to administer the Plan.

(h)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)    “FNFG” means First Niagara Financial Group, Inc.

(k)    “Participant” for a specified period or as of a given date means any employee of the Bank as delegated by the CEO and provided in Appendix A(other than the CEO and the employees who are members of the Bank’s Management Committee) who is designated by the CEO as a Participant in the Plan for such period or date. An employee shall cease to be a Participant as of the date that the CEO determines and specifies that the employee will no longer be a Participant in the Plan; provided, however, an employee will be an eligible Participant if the employee was an eligible Participant at any time during the CIC Protection Period.

(l)    “Person” has the meaning given that term in Sections 13(d) and 14(d) of the Exchange Act, but excluding any Person described in and satisfying the conditions of Rule 13d-l(b)(1) of Section 13 of the Exchange Act.

(m)    “Plan Administrator” means the Committee.

(n)    “Section 409A” means Section 409A of the Code, together with the regulations promulgated and other official guidance issued thereunder.

Section 2.2    Gender and Number. Whenever any words are used in the Plan in the masculine, they will be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they will be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

ARTICLE 3
ELIGIBLE PARTICIPANTS

Section 3.1     Eligible Participants. Except as otherwise provided by Section 3.2, each Participant is eligible to receive the compensation and benefits provided by Article 5 in the event of a Qualifying Termination of the Participant during a CIC Protection Period.

Section 3.2    Non-Duplication of Benefits.

(a)    Certain employees of the Bank may as of the date of the adoption of the Plan be entitled to enhanced severance benefits in the event of a qualifying termination following a change in control under a change in control agreement between FNFG and such person, which agreements are in effect until the expiration of the person’s change in control agreement or the earlier termination of the change in control agreement with the consent of that person. The enhanced severance benefits provided by Article 5 are intended to be in lieu of any benefits under a change in control agreement with respect to a qualifying termination following a change in control. In no event will a Participant be entitled to benefits under both a change in control agreement and the Plan with respect to a qualifying termination following a change in control.

(b)    If a Participant has an employment or other agreement that provides for severance or similar post-employment compensation as a result of the Participant’s termination of employment following a change in control, and that is in effect at the time of the Qualifying Termination of the Participant during a CIC Protection Period, then unless the Committee determines otherwise, the Participant will not be eligible to receive any compensation or benefit under the Plan if the Participant is entitled to any compensation or benefits under such employment or other agreement as a result of the Participant’s Qualifying Termination during a CIC Protection Period.

(c)    An eligible Participant entitled to benefits under the Plan will not be eligible to receive any compensation or benefit under the terms of the First Niagara Financial Group Executive Severance Plan, the First

Niagara Financial Group Separation Pay Plan or any other arrangement of FNFG, the Bank or any of their Affiliates that provides for severance or similar post-employment compensation and benefits.

ARTICLE 4
QUALIFYING TERMINATION

Section 4.1    Qualifying Termination. A “Qualifying Termination” of a Participant means either (a) the Participant’s employment is involuntarily terminated by the Bank for reasons other than Cause, or (b) the Participant voluntarily terminates his or her employment with the Bank for Good Reason.

Section 4.2    Cause.

(a)    Subject to Section 4.2(b), “Cause” means a finding by the CEO that any of the following conditions exist:

(i)    a willful and continued failure substantially by the Participant to perform his or her duties (other than as a result of disability) that is not or cannot be cured within 30 days of the Bank giving the Participant notice of the failure to so perform; provided, however, no act or failure to act will be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that his or her action or failure to act was in or not opposed to the best interests of FNFG, the Bank and their Affiliates;

(ii)    a willful commission by the Participant of a criminal or other act that, in the judgment of the CEO will likely cause substantial economic damage to FNFG, the Bank or one of their Affiliates, or substantial injury to the business reputation of FNFG, the Bank or one of their Affiliates;

(iii)    a willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by the Participant constituting immoral conduct;

(iv)    an indictment of the Participant for a felony offense under the laws of the United States or any state;

(v)    a breach by the Participant of FNFG’s Code of Conduct, or any restrictive covenant, non-competition, confidentiality or non-solicitation, or other similar agreement or policy of FNFG, the Bank or one of their Affiliates, which is applicable to the Participant; or

(vi)    an issuance of an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant’s service with FNFG, the Bank or one of their Affiliates.

(b)    A Participant will not be deemed to have been terminated by the Bank for Cause until there has been delivered to the Participant a written notice from the Bank stating that, in the good faith opinion of the Board, the Participant has engaged in conduct described above and specifying the particulars in detail.

Section 4.3    Good Reason.

(a)    Subject to Section 4.3(b), “Good Reason” means:

(ii)a material change in the Participant’s function, duties or responsibilities, which change would cause the Participant’s position to become one of lesser responsibility, importance or scope, without the consent of the Participant;

(iii)a material reduction in the Participant’s base compensation without the consent of the Participant;

(iv)a relocation of the Participant’s principal place of employment by more than 50 miles from its location at the time immediately prior to the relocation without the consent of the Participant; or

(v)liquidation or dissolution of FNFG or the Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Participant.

(b)    Upon the occurrence of any Good Reason event described in Section 4.3(a), a Participant will have the right to elect to terminate his or her employment under the Plan by resignation upon not less than 30 days’ prior written notice to the Bank, which notice must be given by the Participant within 90 days after the initial event giving rise to said right to elect to terminate his or her employment. Notwithstanding the preceding sentence, a Participant, after giving due notice within the prescribed time frame of an initial event specified above, will not waive any of his or her rights under the Plan solely by virtue of the fact that the Participant has submitted his or her resignation, but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in Section 4.3(a). The Bank will have at least 30 days to remedy any condition set forth above; provided, however, that the Bank will be entitled to waive such period and give immediate effect to the Participant’s termination of employment.

ARTICLE 5
SEVERANCE COMPENSATION AND BENEFITS
FOR QUALIFYING TERMINATIONS DURING A CIC PROTECTION PERIOD

Section 5.1    Severance Compensation and Benefits. In the event of a Qualifying Termination of an eligible Participant with an effective date that is during a CIC Protection Period, and except as otherwise provided by this Article 5, the Participant will be entitled to:

(a)    payment of the Participant’s full salary and fringe benefits through the effective date of his or her Qualifying Termination, payable in accordance with the normal payroll practices of the Bank;

(b)    payment of the Participant’s earned but unused paid time off, based on the period of active employment for that portion of the year in which the Participant’s Qualifying Termination occurs, payable in cash in a lump sum within 60 days after the effective date of his or her Qualifying Termination;

(c)    payment of the CIC Severance Payment calculated and payable under Section 5.2;

(d)    for a period of 12 months following termination of employment, the Bank will provide the Participant with outplacement services with a value not to exceed $15,000; and to the extent that the Participant directly pays for outplacement services with the advance written approval of the Bank, the Bank will reimburse the Participant in an amount not to exceed the difference of $15,000 less the value of the outplacement services provided by the Bank to the Participant, in cash in a lump sum within 60 days after the Participant incurs such approved expense; and

(e)    the additional compensation and benefits provided by Section 5.3, Section 5.4, Section 5.5, Section 5.6 and Section 5.7.

Section 5.2    CIC Severance Payment.

(a)    A Participant’s CIC Severance Payment will be an amount equal to: the sum of the Participant’s base salary for 12 months and 100% of the Participant’s targeted bonus amount. For purposes of determining the amount of the CIC Severance Payment pursuant to this Section 5.2(a), references to a Participant’s base salary mean the Participant’s base salary at the time of the Qualifying Termination, and references to a Participant’s targeted bonus amount mean the Participant’s targeted bonus amount for the year in which the Qualifying Termination occurs.

(b)    Except as otherwise required by Section 8.14(d), a Participant’s CIC Severance Payment will be payable to him or her in a lump sum within 60 days of the Participant’s Qualifying Termination, in the form of a direct deposit to the Participant’s bank account.

Section 5.3    Annual Bonus.

(a)    Prior Year Bonus. In the event of a Qualifying Termination of an eligible Participant during a CIC Protection Period, the Participant will also be entitled to payment of any unpaid annual short-term incentive bonus for a year ending prior to the effective date of his or her Qualifying Termination, which will be paid within 60 days after the effective date of his or her Qualifying Termination (unless payment at such time would result in a violation of Section 409A, in which event, payment will be made as of the earliest date on which payment may be made without resulting in a violation of Section 409A).

(b)    Current Year Bonus. In the event of a Qualifying Termination of an eligible Participant during a CIC Protection Period, the Participant will also be entitled to payment of the annual short-term incentive bonus for the year that includes the effective date of his or her Qualifying Termination if and to the extent that the arrangement under which the Participant would receive his or her annual short-term incentive bonus for such year provides for such payment following the Participant’s Qualifying Termination, which payment, if any, will be made in accordance with the terms of the applicable arrangement, including whether payment is made in full or only in part.

Section 5.4    Benefits Continuation. In the event of a Qualifying Termination of an eligible Participant during a CIC Protection Period, the Participant will also be entitled to receive continued medical benefits coverage, group term life insurance, automobile allowance and club membership benefits (“Fringe Benefits”) as in effect on the date of his or her Qualifying Termination, for the Benefits Continuation Period. The value of the medical coverage provided to the Participant during the Benefits Continuation Period will be reported as taxable income to the Participant. If the Participant dies during the Benefits Continuation Period, any dependent medical coverage will be provided for the balance of the Benefits Continuation Period, with the value of the medical care coverage provided to the Participant’s surviving dependents. For purposes of COBRA health care continuation coverage, the “qualifying event” will be deemed to have occurred at the end of the Benefits Continuation Period. The Fringe Benefits under this Section 5.4 will be reduced to the extent practicable for any similar fringe benefits provided or made available to the Participant from any subsequent employer, but will not be limited by the terms of any fringe benefit of a subsequent employer. The Participant is required to provide written notice to the Bank no later than seven days after becoming eligible for or starting to receive any similar fringe benefit provided or available to the Participant from any subsequent employer. “Benefits Continuation Period” means the 12-month period beginning with the month next following the month during which the Participant’s Qualifying Termination occurs.

Section 5.5    Indemnification. In the event of a Qualifying Termination of an eligible Participant during a CIC Protection Period, for at least 60 months following the date of the Participant’s Qualifying Termination, FNFG and the Bank will continue any indemnification agreement with the Participant and will provide directors’ and officers’ liability insurance insuring the Participant, with such coverage to have limits and scope of coverage not less than that in effect on the date of the Participant’s Qualifying Termination.

Section 5.6    Equity Compensation. In the event of a Qualifying Termination of an eligible Participant during a CIC Protection Period, the Participant will become fully vested in and will have the immediate right to exercise all of his or her equity compensation awards including, but not limited to, stock options, restricted stock, stock appreciation rights, and restricted stock unit awards, which the Participant has received in connection with the Participant’s employment with FNFG, the Bank or one of their Affiliates. Unless the applicable plan or award agreement for any performance-based award (the payment of which depends on the level of performance) provides otherwise, the applicable performance goals will be deemed satisfied at target. For any vested but unexercised stock options or stock appreciation rights held by the Participant, unless the applicable plan or award agreement provides otherwise, such stock options and stock appreciation rights will remain exercisable until the earlier of the one-year anniversary of the Participant’s Qualifying Termination or their applicable expiration date. Unless the applicable plan or award agreement provides otherwise, payment of any vested but unpaid restricted stock unit awards will be made within 60 days after the effective date of the Participant’s Qualifying Termination (unless payment at such time would result in a violation of Section 409A, in which event, payment will be made as of the earliest date on which payment may be made without resulting in a violation of Section 409A).

Section 5.7    Qualified Plans. In the event of a Qualifying Termination of an eligible Participant during a CIC Protection Period, the Participant will be entitled to receive (a) benefits under any tax-qualified retirement plans in which the Participant participates in accordance with the terms of such plans, and (b) from the Bank, to the extent permitted by law, a lump sum cash payment within 60 days after the effective date of the Participant’s Qualifying Termination, in an amount equal to the value of the Participant’s accrued benefit under any tax-qualified retirement plan maintained by FNFG or the Bank in which the Participant participated, that was not vested as of the effective date of the Participant’s Qualifying Termination.

Section 5.8    Golden Parachute Adjustments. Notwithstanding anything in the Plan or any other agreement to the contrary:

(a)    In the event the Bank (or its successor) and a Participant both determine, based upon the advice of the independent public accountants for the Bank, that part or all of the consideration, compensation or benefits to be paid to the Participant under the Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Participant under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Participant’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Participant Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Participant will be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Participant Base Amount (the “Reduced Amount”); provided that such amounts will not be so reduced if the Participant determines, based upon the advice of an independent public accounting firm (which may, but need not be the independent public accountants of the Bank), that without such reduction, the Participant would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Participant would be entitled to retain upon Participant’s receipt of the Reduced Amount.

(b)    If the determination made pursuant to Section 5.8(a) results in a reduction of the payments that would otherwise be paid to the Participant except for the application of this Section 5.8, then the Participant may elect, in the Participant’s sole discretion, which and how much of any particular entitlement will be eliminated or reduced and will advise the Bank in writing of the Participant’s election within 10 days of the determination of the reduction in payments; provided, however, that if it is determined that such election by the Participant would be in violation of Section 409A, or if no such election is made by the Participant within such 10-day period, the Bank may elect which and how much of any entitlement will be eliminated or reduced and will notify the Participant promptly of such election, or if no such election is made by the Bank, then the allocation of the required reduction will be pro-rata. Within 10 days following such determination and the elections hereunder, the Bank will pay or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under the Plan and will promptly pay or distribute to or for the benefit of the Participant in the future such amounts as become due to the Participant under the Plan.

(c)    As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination under this Section 5.8, it is possible that payments will be made by the Bank which should not have been made under Section 5.8(a) (an “Overpayment”) or that additional payments which are not made by the Bank pursuant to Section 5.8(a) should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Overpayment arises, any such Overpayment will be treated for all purposes as a loan to the Participant, which the Participant will repay to the Bank together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under the Plan, any such Underpayment will be promptly paid by the Bank to or for the benefit of the Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)    The calculations required by Section 5.8(a) will be made by the Bank’s independent accounting firm engaged immediately prior to the event that triggered the payment, in consultation with the Bank’s outside legal counsel, and for purposes of making the calculation the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the accounting firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

ARTICLE 6
POST-TERMINATION OBLIGATIONS

Section 6.1    Covenants. In the event of a Participant’s Qualifying Termination during a CIC Protection Period, in exchange for the CIC Severance Payment and the other compensation and benefits provided by the Plan, each Participant hereby covenants and agrees that (x) with respect to the covenants set forth in Section 6.1(a) and Section 6.1(b), for the applicable Obligations Period following his or her Qualifying Termination, and (y) with respect to the covenants set forth in Section 6.1(c) and Section 6.1(d), indefinitely, that the Participant will not, without the written consent of the Bank, either directly or indirectly:

(a)    solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of FNFG, the Bank or one of their Affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of FNFG, the Bank or one of their Affiliates, and that has headquarters or offices within 100 miles of the locations in which FNFG, the Bank or one of their Affiliates has business operations or has filed an application for regulatory approval to establish an office;

(b)    solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of FNFG, the Bank or one of their Affiliates to terminate an existing business or commercial relationship with FNFG, the Bank or one of their Affiliates;

(c)    make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to FNFG, the Bank or one of their Affiliates, or their predecessors or successors, or their past, current or future parents, subsidiaries, related entities, or any of its members, shareholders, officers, directors, agents, attorneys, employees or assigns; or

(d)    disclose, use or make known, for the Participant’s or another’s benefit any confidential information of FNFG, the Bank or one of their Affiliates, or use such confidential information in any way except in the best interest of FNFG, the Bank or one of their Affiliates. In addition, to the extent that FNFG, the Bank or one of their Affiliates has entered into a confidentiality agreement with any other person or entity, the Participant agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreement as if the Participant was a party thereto.

Section 6.2    Participant Assistance. Each Participant will, upon reasonable notice, furnish such information and assistance to FNFG, the Bank or their Affiliates as may reasonably be required by them, in connection with any litigation, governmental audit or governmental investigation in which FNFG, the Bank or one of their Affiliates is, or may become, a party; provided, however, that a Participant will not be required to provide information or assistance with respect to any litigation between himself or herself and FNFG, the Bank or one of their Affiliates.

Section 6.3    Obligations Period. Obligations Period” means the 12-month period following the Participant’s Qualifying Termination.

ARTICLE 7
CLAIMS PROCEDURE

Section 7.1    Claims Procedure. The claims procedure set forth in this Article 7 is the exclusive method of resolving disputes that arise under the Plan. A claimant must exhaust all of the claimant’s remedies under this Article 7 in order to be entitled to file a suit or arbitration claim that involves the Plan (including, but not limited to claims based on a benefit denial). A claimant has the right to be represented by someone else (such as an attorney) during the claims process if the claimant so desires, although such representation is not required.

Section 7.2    Initial Claim.

(a)    Written Claim. If a claimant wishes to assert a claim involving the Plan (including, but not limited to, a claim for benefits), the claimant must file a written claim with the Committee.

(b)    Notice of Denied Claim. If the Committee denies a claim in whole or in part, it will generally notify the claimant within 90 days after the claim is filed and state the reason for the denial, cite pertinent Plan provisions, indicate whether additional information is needed, and explain the claims review procedure and the time limits applicable, including a statement of the claimant’s right to file suit under Section 502(a) of ERISA if the claim is denied on review. In special circumstances, the Committee may extend the time to review the claim up to an additional 90 days, so long as the claimant is provided with written notice of the extension, the grounds for the extension, and the expected date upon which a decision will be rendered within the original review period.

Section 7.3    Claims Review.

(a)    Written Review Request. A claimant can submit to the Committee a written request for review of the initial decision within 60 days after the claimant received notice of the initial decision. The claimant may submit information, documents, and records in support of the review (regardless of whether included in the original claim), and may also submit comments in writing to the Committee explaining the claim. The Committee, in its sole discretion, may schedule a hearing if it determines that doing so would facilitate a full and fair review. The claimant will have the right reasonably to review and receive copies (free of charge) of any relevant documents or other materials upon request (provided that unless otherwise required by ERISA, the claimant’s rights shall be limited by applicable attorney-client privilege, attorney work-product privilege, and other applicable privilege rules). The claimant will be given a reasonable opportunity for a full and fair review of the initial decision.

(b)    Notice of Decision upon Review. The Committee will notify the claimant of its decision on the appeal within 60 days, or 120 days if special circumstances beyond the Committee's control require an extension, in which case the claimant will be notified of the extension, the reason for that extension, and the expected date by which a decision will be rendered within the original review period. If the Committee denies the claim, in whole or in part, its notice will state the specific reasons for the denial; cite pertinent Plan provisions on which the denial is based; inform the claimant that the claimant is entitled, upon request and free of charge, reasonably to review and receive copies of relevant documents; and inform the claimant of the claimant’s right to bring suit under Section 502(a) of ERISA (subject to the relevant Plan’s arbitration clause) now that the claim has been denied on review.

Section 7.4    Burden of Proof. If a Participant, alternate payee or beneficiary asserts an entitlement to benefits based upon facts not contained in the Plan’s records, that individual will be required to provide satisfactory affirmative evidence of the asserted facts. The Committee has the sole and exclusive discretion to determine whether such evidence is satisfactory.

Section 7.5    Limitations Periods. No action may be commenced against any party after the earliest to occur of the following dates: the date that is 90 days after the date of the final denial of the appeal, or the date that is one year from the date a cause of action accrued, provided that a claim timely filed within one year from the date it originally accrued and timely appealed in the event of denial shall always be subject to the 90 day period. A cause of action is considered to have accrued when the person bringing the legal action knew, or in the exercise of reasonable diligence should have known, that the claim or legal position that is the subject of the action has been clearly repudiated, regardless of whether such person has filed a claim in accordance with this Article 7.

Section 7.6    Arbitration and Litigation. The Committee, a Participant, alternate payee or beneficiary will (to the extent permitted by ERISA), upon completion of the administrative claims process set forth in the Plan, have the right to compel binding arbitration with respect to any claim involving the Plan. In general, any such arbitration will be governed by the terms and conditions of the Bank’s (or if none, FNFG’s) employment claim arbitration policy, if any, to the extent such policy is consistent with the terms of the Plan. In the event that there is no such policy in effect, the process and procedure will be governed by the rules of the American Arbitration Association with respect to commercial transactions (subject to ERISA and the terms of the Plan). Claims may not be arbitrated or litigated on a class action basis or on bases involving claims brought in a representative capacity on behalf of any other similarly situated party. In addition, the arbitrator will be bound by the substantive terms of the Plan and ERISA (including, but not limited to, the standard of review required by ERISA, which requires the arbitrator to defer to the Committee and its factual findings and interpretations unless such findings and interpretations are arbitrary and capricious).

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.1    Administration. The Committee will serve as Plan Administrator and will administer the Plan in accordance with its terms. The Committee may designate other persons to carry out the responsibilities to control and manage the operation of the Plan to the extent permissible under applicable laws, but only the Committee may take any actions necessary to correct any material defect, omission or inconsistency in the Plan or to reconcile any inconsistency in the Plan. The Committee may employ such agents, including counsel, as it may deem advisable for the administration of the Plan, which agents need not be Participants in the Plan. The Bank will pay all the expenses of the Committee and its agents. The Bank will also keep a record of the acts and decisions of the Committee with respect to the Plan, and will make a copy of the Plan available for examination by any Participant during the business hours of the Bank.

Section 8.2    Amendment, Modification or Termination of the Plan.

(a)    Right to Amend, Modify or Terminate the Plan. The Bank intends to maintain the Plan indefinitely, but reserves the right to amend, modify or terminate the Plan at any time, in its sole discretion, and the Bank may make modifications or amendments to the Plan that are necessary or appropriate to maintain the Plan as a plan meeting the requirements of the applicable provisions of ERISA.

(b)    Change in Control Limitation. Notwithstanding Section 8.2(a) if there is an amendment, modification or termination of the Plan during a CIC Protection Period, such amendment, modification or termination will not apply to a Participant who has a Qualifying Termination during such CIC Protection Period to the extent that the amendment or termination reduces the compensation and benefits payable to the Participant under the terms of the Plan, as in effect on the first day of the CIC Protection Period, as a result of the Participant’s Qualifying Termination.

Section 8.3    Liability. Except for their own gross negligence or willful misconduct, neither FNFG, the Bank or their Affiliates, nor the members of their boards of directors, the compensation committees of their boards of directors, nor the Committee, the CEO, nor any other officer, employee or agent thereof will be liable to anyone for any act or omission in the course of the administration of the Plan, and the Bank will indemnify such persons against any liability incurred in connection with the Plan, except for any liability arising from their own gross negligence or willful misconduct.

Section 8.4    Tax Withholding. All payments required to be made to a Participant under the Plan will be subject to the withholding of federal, state and local income, employment and other taxes as the Bank may reasonably determine it should withhold pursuant to applicable laws.

Section 8.5    Status of Plan. The Plan is intended to be an employee welfare plan as defined under ERISA, and the Plan will be administered and interpreted to the extent possible in a manner consistent with that intent. The compensation and benefits under the Plan will be unfunded, and all amounts required to be paid by FNFG, the Bank or their Affiliates under the Plan will be paid when due directly by them from their general assets.

Section 8.6    No Guaranty of Employment. Nothing in the Plan will be construed as granting any Participant a right to continued employment or other service with FNFG, the Bank or any of their Affiliates, or to interfere with the right of FNFG or the Bank to discipline or discharge the Participant at any time.

Section 8.7    Effect of Reemployment. A Participant will forfeit his or her right to any unpaid Severance Payments, unpaid CIC Severance Payments, and any other unpaid compensation and benefits if he or she is reemployed by FNFG, the Bank or any of their Affiliates.

Section 8.8    Compensation for Other Plan Purposes. CIC Severance Payments and the compensation and benefits payable under the Plan that would not otherwise be paid to a Participant if he or she had not had a Qualifying Termination during a CIC Protection Period will not be treated as compensation for purposes of calculating benefits under any other employee benefit plan maintained by FNFG, the Bank or any of their Affiliates.

Section 8.9    Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

Section 8.10    Governing Law. To the extent not pre-empted by ERISA, the Plan will be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.

Section 8.11    Successors. The provisions of the Plan will bind and inure to the benefit of the Bank and its successors and assigns.

Section 8.12    Validity. In case any provision of the Plan is illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if such illegal or invalid provision had never been inserted herein.

Section 8.13    Effect of Regulatory Actions. Any actions by the Bank or any other Person under the Plan must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of their activities. Specifically, any payments to a Participant, whether pursuant to the Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

Section 8.14    Section 409A Compliance.

(a)    The compensation and benefits under the Plan are intended to comply with or be exempt from the requirements of Section 409A, and the Plan will be administered and interpreted consistent with such intent. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under the Plan are exempt from or comply with Section 409A, and in no event will the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

(b)    To the extent necessary to comply with Section 409A, references to “termination of employment” and similar terms used in the Plan mean a “separation from service” within the meaning of Section 409A.
(c)    Notwithstanding anything in the Plan to the contrary, if at the time of a Participant’s separation from service, the Participant is a “specified employee” for purposes of Section 409A, and any payment payable under the Plan as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Bank will make such payment on the date that is six months following the Participant’s separation from service, and the amount of such payment will equal the sum of the payments that would have been paid to the Participant during the six-month period immediately following the Participant’s separation from service. Any payments under the Plan that may be excluded from Section 409A under the involuntary separation pay or short-term deferral exceptions will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment under the Plan will be treated as a separate payment.

(d)    To the extent that any payment under the Plan would be considered an impermissible acceleration of payment that would result in a violation of Section 409A, the Bank will delay making such payment until the earliest date on which such payment may be made without violating Section 409A.

(e)    In the event that a Participant is required to execute a waiver and release in order to receive a payment under the Plan, and the period to execute and not revoke the waiver and release crosses from one tax year into another tax year, and the payment is not exempt from the requirements of Section 409A, then to the extent necessary to avoid a violation of Section 409A, the payment will be made or commence no sooner than the later tax year.
*    *    *    *    *
The undersigned officer of the First Niagara Bank, N.A., hereby certifies this document to be a true and complete copy of the Plan, as adopted by the Compensation Committees of the Bank's Board of Directors on November 6, 2014.

November 6, 2014	/s/ Kate White
Kate White
SVP, Managing Director Human Resources

Appendix A

•	Grade 12 Employees

•	General Auditor

SUMMARY PLAN DESCRIPTION DISCLOSURE
The Plan is defined under ERISA as an employee welfare benefit plan. As a welfare benefit plan, the Plan is not insured by the Pension Benefit Guaranty Corporation (PBGC). Plan records are maintained on an annual basis; December 31 is the end of the Plan Year. The Employer Identification Number assigned to the Plan by the Internal Revenue Service is 16-0428985. The Plan is plan number 501.

FORMAL STATEMENT OF ERISA RIGHTS
The following statement of your ERISA rights is required by law and the applicable regulations to be provided to you:
As a Plan participant, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies (not to exceed $.25 per page).
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
The general offices of the Plan Administrator are located at 726 Exchange Street, Suite 700, Buffalo, New York 14210. Legal process should be served on the Plan Administrator. The General Counsel of the Company is designated as agent for service of legal process at the following address: First Niagara Financial Group, Inc., Attention: General Counsel, 726 Exchange Street, Suite 700, Buffalo, NY 14210.